Exhibit 21.1

LIST OF SUBSIDIARIES

As of the date of this Registration Statement on Form S-1, Netcapital, Inc. has the following subsidiaries:

Subsidiary	Jurisdiction
1. Netcapital Advisors, Inc.	Delaware
2. MSG Development Corp.	Arizona
3. Netcapital Systems LLC	Utah
4. Netcapital Funding Portal Inc. (a wholly owned subsidiary of Netcapital Systems LLC, a Utah limited liability company)	Delaware